Exhibit 99.1

FOR IMMEDIATE RELEASE - APRIL 27, 2006

            TELULAR CORPORATION ANNOUNCES 86% INCREASE IN REVENUE IN
                          SECOND QUARTER OF FISCAL YEAR

SECOND QUARTER HIGHLIGHTS

     o    Total revenue of $24.4 million is up 86% year over year

     o    Announced agreement to acquire Fixed Wireless business of CSI Wireless
          Inc.

     o    Significant new products launched in both business segments

VERNON HILLS, IL USA--Telular Corporation (NASDAQ: WRLS)

Telular Corporation reported revenue of $24.4 million for its second quarter ended March 31, 2006, compared to $13.1 million for the same period last year. The Company reported a second-quarter net loss of $1.9 million, or $0.12 per share, compared to a net loss of $2.9 million, or $0.22 per share, for the second quarter of fiscal year 2005.

"Our topline continues to increase over last year as we take market share from the competition and participate in the market expansion in our industry. Additional scale achieved through organic and non-organic growth and the planned cost reductions taking effect over the next few quarters we believe enable this business to generate profits going forward," said Michael J. Boyle, president and chief executive officer.

For the first six months of its fiscal year 2006, the Company reported revenue of $48.1 million, compared to $26.7 million last year for the same period. The Company reported a net loss of $3.2 million, or $0.20 per share, for the six-month period this year, compared to a net loss of $3.9 million, or $0.29 per share, for the same period last year.

OPERATING DETAILS

Second-quarter Fixed Cellular Phone (FCP) revenues of $17.0 million increased 248% or $12.1 million from last year due primarily to shipments to customers in Africa, Asia and Latin America. Year-to-date FCP revenue of $33.6 million increased 161% from $12.9 million last year for the same reason.

The Company noted that $0.3 million and $1.0 million of the second quarter and year-to-date FCP revenue increases, respectively, relate to shipping charges billed to a new customer this fiscal year; the associated expenses of $0.2 million and $0.8 million are recorded in respective second quarter and year-to-date selling and marketing expense

Second-quarter Fixed Cellular Terminal (FCT) revenues of $7.4 million increased 3% sequentially, but fell 10% from last year as a result of 48% lower Phonecell(R) Terminal sales, primarily in Latin America; offset by a 33% increase in Telguard(R) revenues, including a 19% increase in recurring service revenues. Year-to-date FCT revenue of $14.5 million increased 5% from $13.8 million last year.

The Company's gross margin in the second quarter and year-to-date of 16% and 18% are 5 and 7 percentage points less than the same period last year, respectively.

"The expected decrease in margin stems from the combined effect of our penetration into new markets where margins are reduced in exchange for increased volume opportunities, and our forward pricing of products that have not yet benefited from lower cost designs and manufacturing in China," explained Boyle

Second-quarter operating expenses of $6.0 million are 4% more than last year. Year-to-date operating expenses of $12.1 million are $1.3 million, or 12%, more than last year primarily due to $0.8 million of new customer shipping expense described earlier and $0.5 million for the initial recording of stock option expense that was not recorded in the prior year expenses.

During the second quarter, cash flow for operations was neutral, compared to $1.8 million of cash used for operations during the same period of last year.

Year-to-date, the Company used $6.1 million of cash for operations, compared to $5.1 million of cash used for operations during the same period of last year. Year-to-date investing activities generated $9.1 million of cash compared to $0.4 million of cash used during the same period last year.

"Year-to-date investing activities included the sale of $12.1 million of investments in marketable securities to support our $9.7 million increased investment in accounts receivable related to the increase in sales this year," added Boyle. "This increase is a natural byproduct of organic growth supported by secure terms with our customers."

ACQUISITION AGREEMENT

On April 21, 2006 the Company entered into an Asset Purchase Agreement (the "Purchase Agreement") with CSI Wireless Inc. ("CSI") to acquire substantially all of the assets and assume certain liabilities of CSI's fixed wireless division business. Pursuant to the terms of the Purchase Agreement, the Company has agreed to pay $3.4 million in cash and issue 1,931,745 shares of its common stock, subject to a working capital adjustment. The Purchase Agreement also includes an earn-out provision based on future performance that could result in the Company issuing an additional 1,159,047 shares of the Company's common stock.

Telular said that it expects this transaction to be accretive to its bottom line performance for the full fiscal year 2006 and beyond, to strengthen its position in two principal technology markets - GSM and TDMA and to bring it a strong portfolio of customers and sales channels with established revenues.

NEW PRODUCTS

Last month, the Company launched a series of new Phone and Terminal products at simultaneous industry-specific trade shows in Las Vegas, Nevada. The Phone business launched new GSM and CDMA phones and the Terminals business launched a new CDMA 1XRTT modem and several new GSM-based Telguard(R) products, primarily focused on the rapidly expanding residential market.

"When you combine our new product offerings with those we expect to acquire from CSI, we believe that we will have the broadest fixed wireless offering in the industry," added Mr. Boyle.

INVESTOR CONFERENCE CALL

Telular's quarterly conference call will be held today at 10:00 A.M. Central Time. To participate on the teleconference from the United States and Canada dial 1-800-839-6489 at least 15 minutes prior to the start of the call. International attendees may gain access by dialing +1-706-634-2227. For all callers the conference code is 8193650. You may also monitor the call via webcast at http://audioevent.mshow.com/296784.

ABOUT TELULAR

Telular Corporation is a leader in the design and manufacturing of wireless products. Telular's proprietary telecommunications interface technology enables standard phones, fax machines, computer modems or monitored alarm systems to utilize available cellular wireless service for either primary or back-up telecommunications. Their product lines incorporate the world's leading cellular standards (CDMA, GSM, TDMA, AMPS) and are marketed worldwide. Headquartered in Vernon Hills, Illinois, Telular has regional sales offices in Atlanta, Delhi, Dubai, Johannesburg, London, Mexico City, Miami, Singapore and Warsaw. For further company information, visit Telular at http://www.telular.com.

Source: Telular Corporation
Contact: Jeffrey L. Herrmann
Executive Vice President
Telular Corporation
Phone: 847-247-9400
FAX: 847-247-0021
E-mail: jherrmann@telular.com

         Please be advised that some of the information in this release presents the Company's intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the fiscal year ended September 30, 2005. Copies of these filings may be obtained by contacting the Company or the SEC.

                               TELULAR CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                          AND STATEMENTS OF CASH FLOWS
                    (Dollars in thousands, except share data)

                                 BALANCE SHEETS

                                                         MARCH 31,    SEPTEMBER 30,
                                                           2006           2005
                                                       ------------   ------------
                                                        (Unaudited)
ASSETS
  Cash  and cash equivalents                           $     12,972   $     10,023
  Restricted cash                                             6,000          4,000
  Marketable securities                                           -         12,075
  Trade receivables, net of allowance for doubtful
    accounts of $195 and $185 at March 31, 2006 and
    September 30, 2005, respectively                         20,765         11,106
  Inventories, net                                            8,674          7,655
  Prepaid expenses and other current assets                     701            333
                                                       ------------   ------------
  Total current assets                                       49,112         45,192

  Property and equipment, net                                 3,243          3,028
  Other assets                                                3,951          4,252
                                                       ------------   ------------
  Total assets                                         $     56,306   $     52,472
                                                       ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities                                  $     15,216   $      8,680
  Total stockholders' equity *                               41,090         43,792
                                                       ------------   ------------
  Total liabilities and stockholders' equity           $     56,306   $     52,472
                                                       ============   ============

* At March 31, 2006, 16,134,666 shares were outstanding

                 CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                        SIX MONTHS ENDED MARCH 31,
                                                       ---------------------------
                                                           2006           2005
                                                       ------------   ------------
                                                        (Unaudited)    (Unaudited)
Net cash used in operating activities                  $     (6,132)  $     (5,128)
Net cash provided from (used in) investing activities         9,052           (359)
                                                       ------------   ------------
Subtotal net cash used in before financing activities  $      2,920   $     (5,487)
Net cash provided by financing activities                        29             82
                                                       ------------   ------------
Net increase (decrease) in cash and cash equivalents   $      2,949   $     (5,405)
                                                       ============   ============

                               TELULAR CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (Dollars in thousands, except share data)
                                    Unaudited

                                         THREE MONTHS ENDED MARCH 31,     SIX MONTHS ENDED MARCH 31,
                                         ----------------------------    ----------------------------
                                             2006            2005            2006            2005
                                         ------------    ------------    ------------    ------------
Revenues
  Net product sales                      $     21,703    $     10,840    $     42,933    $     22,293
  Service revenue                               2,660           2,243           5,193           4,443
                                         ------------    ------------    ------------    ------------
  Total revenue                                24,363          13,083          48,126          26,736

Cost of sales
  Net product cost of sales                    19,000           9,041          36,721          17,433
  Service cost of sales                         1,422           1,263           2,803           2,515
                                         ------------    ------------    ------------    ------------
  Total cost of sales                          20,422          10,304          39,524          19,948

Gross margin                                    3,941           2,779           8,602           6,788

Engineering and development expenses            1,877           1,661           3,595           3,321
Selling and marketing expenses                  2,448           2,469           5,434           4,605
General and administrative expenses             1,665           1,651           3,029           2,841
                                         ------------    ------------    ------------    ------------
  Income (loss) from operations                (2,049)         (3,002)         (3,456)         (3,979)
                                                                         ------------    ------------
Other income, net                                 116              62             265             107
                                         ------------    ------------    ------------    ------------
Income (loss) before income taxes              (1,933)         (2,940)         (3,191)         (3,872)
Income taxes, net of tax benefit                    -               -               -               -
                                         ------------    ------------    ------------    ------------
Net income (loss)                        $     (1,933)   $     (2,940)   $     (3,191)   $     (3,872)
                                         ============    ============    ============    ============
Net income (loss) per common share:

Basic                                    $      (0.12)   $      (0.22)   $      (0.20)   $      (0.29)
Diluted                                  $      (0.12)   $      (0.22)   $      (0.20)   $      (0.29)

Weighted average number of common
 shares outstanding:

Basic                                      16,133,518      13,293,338      16,126,890      13,285,909
Diluted                                    16,133,518      13,293,338      16,126,890      13,285,909